                                                                     Exhibit 2.1

              ASSET PURCHASE, LICENSE, AND DISTRIBUTION AGREEMENT

                                BY AND BETWEEN

                                  VYSIS, INC.

                                      and

                             APPLIED IMAGING CORP

                                 JULY 16, 1999



[*] - CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
ARTICLE I.   DEFINITIONS.............................................................................................   1

ARTICLE II.  PURCHASE AND SALE.......................................................................................   3

     2.1     Sale and Purchase of Assets.............................................................................   3
     2.2     Assumption of Liabilities...............................................................................   4

ARTICLE III. PURCHASE PRICE; CLOSING.................................................................................   4

     3.1     Purchase Price..........................................................................................   4
     3.2     Inventory Purchase......................................................................................   4
     3.3     Closing.................................................................................................   5
     3.4     Transaction Taxes.......................................................................................   5
     3.5     Form of Delivery........................................................................................   6

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF VYSIS.................................................................   6

     4.1     Organization, Standing and Power........................................................................   6
     4.2     Authority...............................................................................................   7
     4.3     Consents and Approvals..................................................................................   7
     4.4     Litigation, Claims, Violations..........................................................................   7
     4.5     Intellectual Property...................................................................................   7
     4.6     Assigned Properties.....................................................................................   7
     4.7     [*].....................................................................................................   8
     4.8     Digital Scientific......................................................................................   8

ARTICLE V.   REPRESENTATIONS AND WARRANTIES OF AI....................................................................   8

     5.1     Organization, Standing and Power........................................................................   8
     5.2     Authority...............................................................................................   8
     5.3     Consents and Approvals..................................................................................   8

ARTICLE VI.  DISTRIBUTION COVENANTS..................................................................................   9

     6.1     Excluded Agreements.....................................................................................   9
     6.2     Continuation of Distributor Agreements..................................................................   9
     6.3     [*].....................................................................................................   9
     6.4     European Sales Agency...................................................................................   9
     6.5     Selected Product Financial Information..................................................................   9
     6.6     Excluded in Transfer....................................................................................   9
     6.7     Supply of Filters and Filter Holders....................................................................  10
     6.8     Orders/Technical Service Support........................................................................  10
     6.9     Sales Transition........................................................................................  11
     6.10    Override Fee............................................................................................  11

[*] - CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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
ARTICLE VII.  LICENSE COVENANTS......................................................................................  11

     7.1      Grant of Exclusive License.............................................................................  11
     7.2      Limitations............................................................................................  13
     7.3      Covenant Not to Sue....................................................................................  13

ARTICLE VIII. COVENANTS WITH RESPECT TO MANUFACTURING................................................................  13

     8.1      Training...............................................................................................  13
     8.2      Manufacturing..........................................................................................  14
     8.3      [*]....................................................................................................  14
     8.4      Access to Research Records and Technical Information...................................................  15
     8.5      Contracts, Licenses and Service Agreements.............................................................  15
     8.6      Assumption of Contract Obligations.....................................................................  15
     8.7      Employment.............................................................................................  15

ARTICLE IX.   GENERAL COVENANTS......................................................................................  16

     9.1      Access and Rights of Inspection........................................................................  16
     9.2      Further Assurances.....................................................................................  16
     9.3      Claims Handling........................................................................................  16
     9.4      [*]....................................................................................................  16
     9.5      Confidentiality Regarding Information of Business......................................................  17
     9.6      Covenant Not to Compete................................................................................  17
     9.7      Compatibility of Reagents..............................................................................  17

ARTICLE X.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
         INDEMNIFICATION; ARBITRATION................................................................................  17

     10.1     Indemnification by Vysis...............................................................................  17
     10.2     Indemnification by AI..................................................................................  18
     10.3     Procedure..............................................................................................  18
     10.4     Indemnity Limit........................................................................................  18
     10.5     Disclaimer.............................................................................................  19
     10.6     Survival of Warranties.................................................................................  19
     10.7     Limitation of Liability................................................................................  19

ARTICLE XI.   MISCELLANEOUS..........................................................................................  19

     11.1     Successors; Assignability..............................................................................  19
     11.2     Costs and Expenses.....................................................................................  19
     11.3     Other Agreements Superseded; Waiver and Modification, Etc..............................................  19
     11.4     Overdue Payments.......................................................................................  19
     11.5     Notices................................................................................................  19
     11.6     Parties in Interest....................................................................................  20
     11.7     Governing Law; Jurisdiction............................................................................  20
     11.8     Fair Construction/Difference in Facts..................................................................  20
     11.9     Captions, References, Date.............................................................................  20
     11.10    Severability...........................................................................................  20
     11.11    Counterparts...........................................................................................  20
     11.12    Recovery of Litigation Costs...........................................................................  20

[*] - CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

     11.13    Relationship of the Parties............................................................................  21
     11.14    Brokerage..............................................................................................  21
     11.15    Publicity..............................................................................................  21
     11.16    Arbitration............................................................................................  21
     11.17    Sole Remedy............................................................................................  21

                            Schedules and Exhibits


Schedules
---------

       1      Product List
       2      Assigned Contracts
       3      Tangible Assets (including Inventory)
       4      License Agreements
       5      Service Agreements
       6      Trademarks and Copyrights
       7      Purchase Price Allocation
       8      Exceptions to Representation and Warranties
       9      Assumed Warranties and Service Contracts
       10     Filters and Filter Holders
       11     Employees
       12     Sales Analysis Data



Exhibits
--------

       A      Stock Issuance Agreement
       B      Bill of Sale and General Assignment of Assets
       C      European Sales Agency Agreement
       D      Override Fee Calculation
       E      Quality Criteria for SpectraVysion and PathVysion, and Other Vysis
              Trademarked Products
       F      [*]
       G      Press Announcement
       H      Sales Lead Form
       I      Electronic Transfer Guidelines


[*] - CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

              ASSET PURCHASE, LICENSE, AND DISTRIBUTION AGREEMENT

     This Asset Purchase, License and Distribution Agreement (this "Agreement"), effective as of July 16, 1999, is made by and between Vysis, Inc. ("Vysis"), a Delaware corporation with its principal place of business at 3100 Woodcreek Drive, Downers Grove, Illinois, and Applied Imaging Corp. ("AI"), a Delaware corporation with its principal place of business at 2380 Walsh Avenue, Building B, Santa Clara, California. Vysis and AI are sometimes referred to herein as the "Parties."

                                   RECITALS
                                   --------

     WHEREAS, Vysis desires to sell certain assets of its cytological digital imaging business to AI on the terms and conditions herein, and AI desires to purchase such assets; and

     WHEREAS, the Parties desire to enter into license and distribution arrangements in connection with the sale of the assets;

     NOW, THEREFORE, in consideration of the above and the mutual promises and covenants set forth below, Vysis and AI agree as follows:

ARTICLE 1  DEFINITIONS

     For the purposes of this Agreement the following definitions shall apply:

     "Affiliate" of a party means, with respect to any party, any other person or entity that, directly or indirectly, controls, is controlled by or is under common control with, that party; provided, however, that in each case any such other person or entity shall be considered to be an Affiliate only during the time such control exists. For purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct and/or cause the direction of the management and policies of such party, whether through the ownership of voting securities, by contract or otherwise.

     "Books and Records" means copies of specific books and records related to any assets sold by Vysis hereunder, including, without limitation, product lists with list prices, selling prices, and cost of goods sold on a country-by-country basis, all financial records, books, ledgers, supplier lists, customer and marketing lists or databases, marketing plans, management plans, distribution and reseller materials, advertising materials, and manuals, insofar as such items relate to the Business. Books and Records which relate solely to the Business shall be the subject of title transfer from Vysis to AI. Books and Records which do not solely relate to the Business transferred hereunder shall be the subject of an unlimited right granted by Vysis to AI for AI to use such Books and Records in furtherance of the Business, provided that Vysis shall have the right to first redact any information, including information related to Vysis' reagent business, not relevant to AI's conduct of the Business contained in such nonexclusive Books and Records.

     "Business" means Vysis' FISH and brightfield cytological digital imaging system and software business (including those products comprising the QUIPS genetic imaging products marketed and under development by Vysis shown in
Schedule 1 in the Cytogenetic and Pathology Field, as defined below).

     "Closing" is defined in Section 3.2.

     "Contract" means any written contract, agreement, commitment, note, bond, lease, mortgage, guaranty, license or any other written contractual obligation or commitment that is listed on Schedule 2, attached hereto and made a part of this Agreement by this reference.

     "Cytogenetic and Pathology Field" means the field of clinical and research applications for both human and non-human species involving testing of tissue, blood and cellular samples.

     "Excluded Assets" means any and all assets, both tangible and intangible, of Vysis that (i) are not listed on Schedules 1, 2, 3, 4, 5 or 6, including, without limitation thereto any receivable or, any tangible asset used in the manufacture of a reagent product, or (ii) are not expressly granted to AI under
Article 7, such as for example and without limitation thereto any patent right covering fluorescence in situ hybridization assays.

     "Intellectual Property Rights" means, collectively, all Patents, Trade Secrets, Copyrights, moral rights, trade names, Trademarks, rights in trade dress, rights in biological materials and all other intellectual property rights and proprietary rights, whether arising under the laws of the United States or any other state, country or jurisdiction, including without limitation all rights or causes of action for infringement or misappropriation of any of the foregoing. "Patents" mean all patents rights and all right, title and interest in all letters patent or equivalent rights and applications for letters patent or rights, industrial and utility models, industrial designs, patents of importation, patents of addition, certificates of invention and any indicia of invention ownership issued or granted by any Governmental Entity, including without limitation any reissue, extension, division, continuation or continuation-in-part applications throughout the world. "Trade Secrets" mean all right, title and interest in all trade secrets and trade secret rights arising under the applicable common law, state law, federal law or laws of foreign countries. "Copyrights" mean all copyright rights and all other literary property and author rights, and all right, title and interest in all copyrights, copyright registrations, certificates of copyright and copyrighted interests throughout the world. "Trademarks" mean all trademark and service mark rights arising under the applicable common law, state law, federal law and laws of foreign countries, all right, title and interest in all trademarks, service marks, trademark and service mark applications and registrations and trademark and service mark interests throughout the world.

     "Inventory" means all items listed on Schedule 3, attached hereto and made a part of this Agreement by this reference, under the headings "Inventory Items", "Demonstration Equipment" or "Service Equipment" subject to review and acceptance by AI.

     "License Agreements" means the license agreements listed on Schedule 4 attached hereto and made a part of this Agreement by this reference.

     "Lien" means liens, pledges, claims, charges, security interests and other restrictions or encumbrances of any nature whatsoever, except for (i) liens for current taxes not yet delinquent or which are being contested in good faith by appropriate proceedings, (ii) statutory liens imposed by law which are incurred in the ordinary course of business for obligations not yet due including to carriers, warehousemen, laborers and materialmen, and (iii) deposits in connection with workers' compensation, unemployment insurance, bids, trade contracts, bonds or leases created in the ordinary course of business.

     "Other Assets" means manufacturer's or vendor's warranties or guarantees relating to any asset acquired hereunder, claims (excluding any Vysis receivable based claim or patent infringement claim) against third parties relating to any asset acquired by AI hereunder, and any other tangible assets used exclusively in the Business or any tangible assets reasonably necessary for AI to operate the Business, which are owned by Vysis as of the Closing Date.

     "Stock Issuance Agreement" means the agreement between Vysis and AI as of the date hereof regarding the AI common stock issuance to Vysis as partial consideration for Vysis' performance of this Agreement, included herein as Exhibit A attached hereto and made a part of this Agreement by this reference.
---------

     "Service Contracts" means the contracts listed on Schedule 5 attached hereto and made a part of this Agreement by this reference.

     "Tangible Assets" means all of the property listed on Schedule 3 attached hereto and made a part of this Agreement by this reference.

     "Transferred Copyrights" means all of the unregistered copyrights listed on
Schedule 6 attached hereto and made a part of this Agreement by this reference.

     "Transferred Trademarks" means all of the Trademark registrations listed on
Schedule 6 attached hereto and made a part of this Agreement by this reference.

ARTICLE 2 PURCHASE AND SALE

     2.1 Sale and Purchase of Assets. Subject to the terms and conditions contained in this Agreement, Vysis hereby sells, assigns, transfers, and delivers to AI all of Vysis' right, title, and interest in and to all assets listed on Schedules 1 through 6 hereof along with any Other Assets and the Books and Records of the Business (collectively, the "Acquired Assets") to AI on the Closing Date on the terms and conditions as set out herein.

          (a) Inventory.  AI shall initially purchase, at net book value, the
              ---------
Inventory identified by AI on Schedule 3 consistent with the terms of Section
3.2 below. All Inventory desired by AI on Schedule 3 will be shipped to AI's facility within 45 days of the Closing in accordance with AI's instructions. Vysis shall, within 10 days of the Closing Date, update Schedule 3 which shall include demonstration units, and then AI shall have 10 days thereafter to choose which of those units will be purchased by AI.

          (b) Rights Under Contracts.  All of Vysis' rights under any contract,
              ----------------------
agreement, license, plan or arrangement relating primarily or exclusively to the Business identified in Schedule 1 shall be transferred to AI. It is the intent of the parties hereto that any new customer orders received by Vysis arising out of the operation of the Business following the Closing Date be transferred to AI. Included on Schedule 1 is (i) a list as of June 30, 1999 of all outstanding written customer orders, purchase orders, and other customer commitments from Vysis' customers of the Business, and (ii) the names of all customers of the Business, which list will be updated as of the Closing and provided to AI.

          (c) Books and Records.  Copies of all Books and Records shall be
              -----------------
delivered in hard copy and/or electronic form, as assembled by Vysis subject to prior review by AI personnel.

     2.2 Assumption of Liabilities. AI is not assuming any liabilities of Vysis, except those listed on Schedule 9. AI shall not be responsible for, is not assuming, and shall have no liability whatsoever for any other liability or obligation.

ARTICLE 3 PURCHASE PRICE; CLOSING

     3.1 Purchase Price. The purchase price payable by AI to Vysis as full consideration for the sale, assignment, transfer, and delivery by Vysis to AI of the Acquired Assets, and the assumption by AI of the Assumed Liabilities, AI, on the terms and conditions set forth herein, shall be $2,350,000 (the "Purchase Price") paid as follows:

          (a) Cash Payments.  AI shall pay to Vysis One Million Seven Hundred
              -------------
Fifty Thousand Dollars ($1,750,000) in three installments: One Million Dollars ($1,000,000) by wire transfer at Closing (the "Initial Payment"); subject to
Section 8.3, Five Hundred Thousand Dollars ($500,000) on the one year anniversary of the Closing; and subject to Section 8.3, Two Hundred-Fifty Thousand Dollars ($250,000) on the eighteenth month anniversary of the Closing. The two installments to be paid on the one year and eighteen month anniversary of the Closing Date, respectively, shall each bear interest at the annual rate of seven percent (7%), due and payable at the time the installment is due, subject to Section 8.3.

          (b) Stock Issuance. AI shall issue to Vysis Six Hundred Thousand
              --------------
Dollars ($600,000) of AI Common Stock, par value $0.001, with the number of shares of AI Common Stock determined by using the average closing price for AI Common Stock on the NASDAQ National Market for the twenty (20) trading days before and including the Closing Date. A certificate representing such shares of AI Common Stock shall be issued to Vysis within 10 days of the Closing pursuant to the Stock Issuance Agreement.

          (c) Contingency for Failure of Consideration.  If AI does not make any
              ----------------------------------------
of the payments called for in Section 3.1 when due, Vysis may request that AI make such payment. If AI does not make such payment within thirty (30) days of Vysis' written request, Vysis shall be entitled to revoke the licenses granted to AI under Section 7.1 and/or exercise its rights under this Agreement to collect the payments owed, including termination of the noncompete covenants contained herein.

     3.2 Inventory Purchase. AI shall pay to Vysis in U.S. Dollars the net book value of the Inventory identified by AI in Schedule 3 up to Five Hundred Thousand Dollars ($500,000) within forty-five (45) days of the Closing by wire transfer. In regards to any additional Inventory identified by AI on Schedule 3 in excess of the $500,000 net book value limit (including demonstration units), AI shall make payment to Vysis within one hundred-eighty (180) days of the Closing by wire transfer.

     3.3  Closing.

          (a) Delivery.  The closing of the purchase and sale of the Acquired
              --------
Assets and the consummation of the other transactions contemplated hereby shall be held at the offices of Vysis' Downers Grove, Illinois facility, at 1:00 p.m. (local time), on July 16, 1999 (the "Closing") or at such other date, time and place not to be later than July 30, 1999, unless AI and Vysis shall have agreed in writing (the date of the Closing is hereinafter referred to herein as the "Closing Date").

          (b) Closing Deliveries.  At the Closing, AI shall deliver the Initial
              ------------------
Payment against delivery by Vysis of such transfer documents relating to the sale and transfer of the Acquired Assets as AI shall reasonably request, including, without limitation, the Bill of Sale and General Assignment of Assets in the form attached hereto as Exhibit B. At the Closing, Vysis shall put AI
                               ---------
into full possession and enjoyment of all the Acquired Assets, and AI shall be fully and solely responsible for and perform when due or discharge all of the Assumed Liabilities. With respect to Books and Records, generally, it is understood that (i) Books and Records related to Schedules 1 to 9 shall be delivered by Vysis to AI upon Closing, (ii) other Books and Records that relate solely to the Business shall be delivered by Vysis to AI within thirty (30) days of the Closing Date, and (iii) the Books and Records which do not solely relate to the Business transferred hereunder shall be delivered by Vysis to AI within ninety (90) days of the Closing Date. With respect to the SpectraVysion source code to be transferred electronically under this Agreement, as detailed in
Exhibit I hereto, it is understood between the Parties that such source code has
---------
been integrated with Vysis' GenoSensor source code, which AI agrees shall not be used by AI for array imaging. At any time and from time to time after the Closing, at the request of AI and without further consideration, Vysis shall execute and deliver such further instruments of sale, transfer, conveyance, assignment, and confirmation and take such actions as is reasonably necessary to transfer, convey, and assign to AI (or such wholly owned subsidiary as AI may designate), and to confirm AI's title to or interest in, the Acquired Assets, to put AI in actual possession and operating control thereof, and to assist AI in exercising all rights with respect thereto. With respect to the PathVysion source code to be electronically transferred under this Agreement, a working copy of the PathVysion software shall be delivered on the Closing Date and the PathVysion source code shall be transferred as soon as practicable after such source code has been given to Vysis. Upon request by AI after December 31, 1999, Vysis shall use its reasonable efforts to obtain such code from Digital Scientific, Ltd.

     3.4  Transaction Taxes.

          (a) Sales Tax.  AI shall be responsible for any and all sales taxes
              ---------
required to be paid in connection with the sale of the Acquired Assets.

          (b) Allocation of Consideration.  AI and Vysis will allocate the
              ---------------------------
Purchase Price among the Acquired Assets (the "Allocation") in accordance with
Schedule 7 to be attached to this Agreement at or prior to the Closing in a form mutually agreeable to the parties. No party will take a position on any federal or state tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the Allocation.

     3.5  Form of Delivery.

          (a) Master Copy/Source Code.  Vysis shall electronically deliver on
              -----------------------
the Closing Date to AI's facility in Santa Clara, California, subject to the limitations contained in Section 3.3(b) above, (i) the Master Copy and (ii) a copy of the Source Code of all of the Vysis Systems and Software Products listed on Schedule 1, except for the PathVysion source code.

          (b) Trademark Assignment.  Vysis shall deliver to AI promptly after
              --------------------
the Closing Date executed assignments of the Trademark registrations and applications listed on Schedule 6, all in a form reasonably acceptable to AI.

          (c) Manufacturing Records. Vysis shall deliver to AI promptly after
              ---------------------
the Closing Date a copy of the manufacturing and quality assurance specifications and procedures used by Vysis in the manufacture of the Systems and Software Products listed on Schedule 1. Upon AI's request, Vysis will provide AI's representatives access upon reasonable advance notice and during normal business hours to all of the original product manufacturing records for the installed base of the Business.

          (d) Advertising and Promotional Materials.  Upon the Closing Date,
              -------------------------------------
Vysis, shall have available, and within one week of the Closing Date, Vysis shall send to AI, all master copies, proofs and electronic source images of the advertising and promotional materials developed for support of the QUIPS products along with all copies of currently approved promotional materials which shall include the delivery of those parts of any website maintained by Vysis which is relevant to the transferred Business, and the right to use relevant portions of the 1999-2000 Product Catalog. The Parties agree that with respect to the foregoing, Vysis shall be allowed to retain sufficient copies of the relevant advertising and promotional materials in order to continue to service its European customers as contemplated by this Agreement, or any ancillary agreement, as well as a sufficient number of copies of materials necessary for Vysis' reagent business.

          (e) Delivery Costs.  All costs and liability for the shipment and
              --------------
physical delivery of any Acquired Assets and any intangible assets shall initially be Vysis' responsibility as follows: Items to be delivered to AI's designated facility will be shipped F.O.B. AI's facility, with costs of transportation and insurance to be repaid to Vysis by AI. Risk of loss to all items will belong to Vysis until delivery to AI's facility. AI shall have the right to physically inspect all tangible assets at Vysis' facility, at the time of inventory evaluation and again immediately prior to shipment to AI.

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF VYSIS

     Vysis represents and warrants to AI the following:

     4.1 Organization, Standing and Power. Vysis is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Vysis has the corporate power to own its properties and to carry on its business as now being conducted.

     4.2 Authority. Vysis has all requisite corporate power and authority to enter into this Agreement, the Stock Issuance Agreement and the European Sales Representative Agreement (the "Agreements") and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Agreements and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Vysis, including any necessary action by shareholders. The Agreements have been duly executed and delivered by Vysis, and, assuming the valid execution and delivery of the Agreements by AI, the Agreements constitute valid and binding obligations of Vysis, enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

     4.3 Consents and Approvals. The execution, delivery and performance of this Agreement and the Stock Issuance Agreement by Vysis will not (a) violate any provision of the Certificate of Incorporation or the Bylaws of Vysis; (b) require any filing with, or permission, consent or approval of, or the giving of any notice to, any U.S. governmental entity by Vysis, other than the FDA (and any such required FDA filing will be made promptly by Vysis), or (c) violate any statute, ordinance, rule, regulation, order or decree of any governmental entity applicable to Vysis or by which any of its properties or assets may be bound; or
(d) result in a violation or breach of, constitute (with or without the giving of notice or lapse of time or both) a default, give rise to any right of termination under, or result in the creation of any Lien on the assets transferred hereunder to AI.

     4.4 Litigation, Claims, Violations. That, as of the Closing Date, there is no action, suit, proceeding or investigation relating to the Business pending in any court or before any arbitrator or U.S. or foreign governmental entity or, to the knowledge of Vysis, threatened against Vysis or the operation of the Business. That as of the Closing Date, Vysis has not received any written notice from the U.S. FDA concerning any violation of FDA regulations in its operation of the Business.

     4.5 Intellectual Property. That as of the Closing Date Vysis does not own or control any U.S. or foreign patent application with claims relating solely to cytological digital imaging technology, except as set forth on Schedule 8, attached hereto. That as of the Closing Date Vysis does not own any copyright registration, pending or issued in any jurisdiction, relating to the Business. That, except as set out in Schedule 8, as of the Closing Date, it has the unencumbered right to grant the licenses granted in Section 7.1. That, except as set forth on Schedule 8, as of the Closing Date, Vysis has not received notice from any entity or person of any conflict or potential conflict by the Systems and Software Products listed on Schedule 1 or the Trademarks listed on Schedule 6 with the Intellectual Property of any third party. That, except as set forth on Schedule 8, as of the Closing Date, Schedule 4 lists all material licenses by which Vysis licenses from third parties any rights related to the Systems and Software Products listed on Schedule 1. That, except as set forth on Schedule 8, as of the Closing Date, all Trademarks owned or controlled by Vysis and used in the Business are listed on Schedule 6.

     4.6 Assigned Properties. Vysis has good and marketable title to the Tangible Assets, free and clear of all Liens.

     4.7 [*]. Except for third party codes embedded in [*] under license, no third party has any claim or right of ownership over the [*] system being developed by Vysis and governed by Section 8.3 of this Agreement, and the [*] system when completed will be free and clear of any third party right to title over the [*] system. Vysis warrants that the [*] source code when delivered to AI will not contain any third party source code, unless a license for such code can be passed through to AI or does not prohibit AI's commercialization and distribution of [*] in digital imaging systems. Vysis agrees to deliver to AI with the completed [*] system a list of all third party code included in the [*] system. Vysis further agrees not to include in the [*] system any royalty bearing code without AI's prior written consent.

     4.8 Digital Scientific. Vysis represents and warrants that its agreement with Digital Scientific, Ltd. ("DSL"), which agreement is addressed herein in
Section 7.2, does not grant to DSL any claim or rights to SpectraVysion system or software or the [*] system or software.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF AI

     AI represents and warrants to Vysis the following:

     5.1 Organization, Standing and Power. AI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. AI has the corporate power to own its properties and to carry on its business as now being conducted.

     5.2 Authority. AI has all requisite corporate power and authority to enter into this Agreement, the Stock Issuance Agreement and the European Sales Representative Agreement (the "Agreements") and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Agreements and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of AI. The Agreements have been duly executed and delivered by AI, and, assuming the valid execution and delivery of this Agreement by Vysis, the Agreements constitute valid and binding obligations of AI, enforceable in accordance with their terms except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

     5.3 Consents and Approvals. The execution, delivery and performance of this Agreement and the Stock Issuance Agreement by AI will not (a) violate any provision of the Articles of Incorporation or the Bylaws of AI; (b) require any filing with, or permission, consent or approval of, or the giving of any notice to, any U.S. governmental entity by AI; (c) violate any statute, ordinance, rule, regulation, order or decree of any governmental entity applicable to AI or by which any of its properties or assets may be bound; or (d) result in a violation or breach of, constitute (with or without the giving of notice or lapse of time or both) a default, give rise to any right of termination under, or result in the creation of any Lien upon AI or any of its property that would materially interfere with AI's performance of its obligations hereunder.

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       SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED
       WITH RESPECT TO THE OMITTED PORTIONS.

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ARTICLE 6    DISTRIBUTION COVENANTS

     6.1 Excluded Agreements. AI acknowledges that none of Vysis' distributor agreements outside of the United States are being transferred, by assignment or otherwise, to AI hereunder.

     6.2 Continuation of Distributor Agreements. Within sixty (60) days after the Closing Date, AI shall specify in writing which of Vysis' non-U.S. distributor agreements (except for Japan and for those in Europe which are governed by Sections 6.3 and 6.4 hereof), that AI wishes to continue to distribute the Systems and Software Products transferred hereunder. For those distributor agreements which AI will not continue, it shall notify Vysis, and Vysis will notify the particular distributor that the Systems and Software Products are being withdrawn from the distributor agreement. For a period of not more than thirty (30) days, or such greater time as may be required by any local laws which might govern the distributor agreement in question, following the date of Vysis' notification of the product withdrawal, AI shall continue to fulfill any orders for the Systems and Software Products placed by the discontinued distributors provided payment is made in accordance with AI's practices. For those distributor agreements that AI wishes to continue, AI agrees to fulfill all product orders placed under such distributor agreements and to use commercially reasonable efforts to negotiate a distribution arrangement directly with the particular distributor. Vysis will cooperate with AI in these negotiations. AI shall not have any liability to terminated distributors under the existing agreement they have with Vysis.

     6.3 [*]. AI agrees to continue to fulfill all product orders placed pursuant to Vysis' distribution agreement with [*] in [*] for the current transferred Systems and Software Product line for as long as AI continues manufacture and distribution of such product line. Except for any Assumed Liabilities and products shipped after the Closing Date, AI shall not have any liability to [*] under Vysis' current agreement with [*]. If [*] elects to discontinue the transferred Systems and Software Product line, then AI shall use reasonable commercial efforts to have its [*] representatives offer revenue earning service to [*]'s former customers with respect to Systems and Software Product line.

     6.4 European Sales Agency. Vysis and AI will enter into the European Sales Representative Agreement, attached hereto as Exhibit C, under which Vysis will
                                             ---------
act as AI's exclusive sales agent (allowing in certain countries for AI to also cooperatively promote and sell to customers through AI employees) for all of AI's CytoVysion products, including those transferred to AI hereunder, for the territory specified in the European Sales Representative Agreement.

     6.5  Selected Product Financial Information. Vysis shall provide to AI in
Schedule 12, at Closing, selected financial information on instrumentation sales by certain customers and countries reflecting net sales value, cost of goods sold and gross margin and supporting component composition for selected sales in Europe. A copy of supporting component composition of each U.S. instrument sale for the first six months of 1999 will be provided to AI five (5) days after closing.

     6.6 Excluded in Transfer. AI acknowledges that Vysis' assets, including some portion of the inventory and the vendor supply agreement, relating to imaging filters and filter holders, listed on Schedule 10, attached hereto, that are obtained from a third party vendor and are specified for use

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           SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN
           REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

with the Systems and Software Products listed in Schedule 1, are not included in the assets transferred to AI hereunder, and that Vysis will continue to sell imaging filters and filter holders as part of its reagent business and maintain certain filter and filter holder inventory not transferred to AI. It is the intent of the parties that AI will be the primary vendor of filters and filter holders, and that Vysis as a service to its customers will continue to sell filters and filter holders solely related to its reagent sales.

     6.7 Supply of Filters and Filter Holders. Vysis agrees to give AI the right to buy direct from Vysis' current third party supplier AI's requirements for Vysis filters listed on Schedule 10 for its continuation of the Business acquired from Vysis. With respect to any new Vysis proprietary filters not listed on Schedule 10 which might come into use in conjunction with new product development by Vysis, Vysis agrees (i) to provide to AI, sixty (60) to ninety
(90) days prior to marketing any such product, the technical information about the new required filter, and (ii) to give to AI the right to obtain such filters at Vysis' cost in a timely manner such that AI will be in a position to market such filters at the time which coincides with the launch of the new product. For non-proprietary filters, Vysis will assist AI in obtaining a supply of such filters[*] For proprietary filters, Vysis will use reasonable commercial efforts to ensure that AI receives an uninterrupted supply of such filters from Vysis' same third party source at Vysis' cost. [*] AI shall have the right, unrestricted in any way be Vysis, to sell the filters obtained under this
Section 6.7.

     6.8  Orders/Technical Service Support.

          (a) After the Closing Date, Vysis shall use best efforts to ensure that all communication from third parties related exclusively or primarily to the Business will be forwarded immediately to AI, and will transfer immediately to AI all orders for the Systems and Software Products listed on Schedule 1 that are received after the Closing Date.

          (b) For a period of sixty (60) days after the Closing Date, Vysis, at its expense, will dedicate two full-time U.S. technical service employees, chosen at Vysis' discretion, to supporting AI's performance of the Business. Such employee shall have previously worked in technical service support for the Business.

          (c) In addition to the personnel allocated in subsection (b) above, for a period of sixty (60) days after the Closing Date, Vysis will, at AI's expense, make its U.S. based personnel with knowledge of the Business available to AI as reasonably requested by AI on at least 48 hours' notice, to assist AI in the transition of the Business. AI shall pay all out-of-pocket travel costs and expenses of Vysis' personnel who travel pursuant to such requests. Vysis will provide, at AI's expense, telephone technical support to back up AI's customer support and service personnel for sixty (60) days after the Closing Date.

          (d) Europe.  For sixty (60) days past the Closing Date, Vysis agrees
              ------
to continue to perform all technical service support for the Systems and Software Products listed in Schedule 1 in Europe. AI shall be responsible for all technical service in Europe thereafter.

          (e) Expanded AI Field Service Support.  Vysis and AI agree to review
              ---------------------------------
and negotiate a technical service agreement under which AI would supply all of Vysis' requirements for

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                                      -10-
field service support for VP-2000 and GenoSensor product lines. Neither party shall be obligated by this Agreement to enter into an expanded technical service agreement.

     6.9  Sales Transition.

          (a) Upon the Closing Date, Vysis shall deliver to AI copies of its customer lists, customer contacts, price lists and sales leads of the Business. Vysis will provide AI with reasonable access during normal business hours to any of its sales records relating to the Business; provided that Vysis shall have the right to redact any information from such records which relates to other parts of Vysis' business.

          (b) For a period of sixty (60) days after the Closing Date, Vysis shall make available, at Vysis' sole cost and expense, the East-Coast and Mid-West U.S. Instrument Sales Representatives up to half-time and the West-Coast U.S. Instrument Sales Representative on a full-time basis to assist in the transition to AI of the sales activities of the Business. AI will make an offer of employment to the West-Coast Sales Representative as soon as practicable after the Closing Date. Such employees shall have previously worked in sales for the Business in the capacities indicated.

          (c) Promptly after the Closing Date, Vysis and AI shall each post a notice acceptable to the other party of the transfer of the Business to AI in its Web Site product catalog and shall provide a hypertext link to the other's website.

          (d) Vysis and AI will cooperate in AI's marketing and sales of digital imaging products in the Cytogenetics and the Pathology Fields, with Vysis notifying AI of any U.S. and Canadian sales leads its sales representatives may develop on the form attached hereto as Exhibit H. For any sales made by AI as a
                                       ---------
result of such leads, AI agrees to pay Vysis a "finders fee" of one-half percent (0.5%) of the net selling price, which Vysis will pass through in its entirety to the Vysis salesperson who generated the lead.

          (e) Upon the Closing Date, Vysis agrees to transfer to AI a complete listing of all Vysis imaging instrumentation customers worldwide. Such list will include all Vysis account/customer numbers, account and primary contact names, mailing and street addresses, phone, fax and e-mail contact information formatted as a Microsoft Excel spreadsheet.

     6.10 Override Fee. AI will pay Vysis a [*] commission on sales (excluding micrometastasis applications) that exceed AI's specific sales goals within the U.S. territory as specified on Exhibit D hereto, which fee shall be paid until
                               ---------
the first commercial sales by Vysis of any automated scanning and imaging system or integrated imaging system as defined in Section 7.1 (e)(ii) and Section 7.1(e)(i), respectively, from any source sold into a Pathology lab.

ARTICLE 7 LICENSE COVENANTS

     7.1  Grant of Exclusive License.

          (a) Subject to the terms and conditions in this Agreement, Vysis hereby grants to AI, and AI hereby accepts, a worldwide, paid-up, transferable license, with right to sublicense, to

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                                      -11-
make, have made, use, export, import, offer to sell, sell, distribute and have distributed, copy, modify, assemble, disassemble, translate, compile, decompile and make derivatives of the software, any derivative thereof or any portion thereof embodied in the Systems and Software Products listed on Schedule 1 and of any Vysis technical information related thereto. Such license shall be exclusive in the Cytogenetic and the Pathology Field, exclusive for karyotyping in all fields, non-exclusive in all other fields, but shall not include the field of array imaging. Such license shall be revocable until, but shall become irrevocable upon, the receipt by Vysis of all of the consideration, including any interest due, to be paid to Vysis by AI under Section 3.1, subject to
Section 8.3.

          (b) Subject to the terms and conditions in this Agreement, Vysis hereby grants to AI, and AI hereby accepts, a worldwide, paid-up, transferable, exclusive license to make, have made, use, export, import, offer to sell, sell, distribute and have distributed, copy and make derivatives of any of the advertising materials and brochures, customer lists and addresses, sales and technical service records used in the Business. Such license shall be revocable until, but shall become irrevocable upon, the receipt by Vysis of all of the consideration, including any interest due, to be paid to Vysis by AI under
Section 3.1, subject to Section 8.3.

          (c) Subject to the terms and conditions in this Agreement, Vysis hereby grants to AI, and AI hereby accepts, a worldwide, paid-up, transferable, exclusive license for use of the SpectraVysion, PathVysion, all Spectrum-branded trademarks in the Cytogenetic and Pathology Field on digital imaging software and instrumentation, provided that (i) Vysis shall have the worldwide right to use and sublicense such trademarks in Vysis' reagent business, (ii) Vysis shall have the worldwide right to use and sublicense the Spectrum-branded trademarks in instrumentation. AI shall have the right to assign any of the trademark rights discussed herein. Vysis hereby grants to AI and AI accepts, permission to use the phrase "Vysis-compatible" (or words expressing such concept) in conjunction with the promotion of the systems and products transferred hereunder. AI agrees that any software and instrumentation marked with such trademarks that it sells or distributes for consideration shall meet the quality assurance standards established by Vysis for Vysis' SpectraVysion and PathVysion, which standards are attached hereto as Exhibit E. Vysis warrants
                                                   ---------
that its current revisions of SpectraVysion and PathVysion software currently and consistently meet such standards as of the Closing Date. Such license shall be revocable until, but shall become irrevocable upon, the receipt by Vysis of all of the consideration, including any interest due, to be paid to Vysis by AI under Section 3.1, subject to Section 8.3.

          (d) Subject to the terms and conditions in this Agreement, Vysis hereby grants to AI, and AI hereby accepts, a limited term, worldwide, paid-up, non-transferable, non-exclusive license for use of any Vysis trademark listed in
Schedule 6 in the Cytogenetic and Pathology Fields in conjunction with its marketing and sales of the Systems and Software Products listed on Schedule 1 and its use of the advertising materials of the Business acquired hereunder. This license is limited to a period of one year past the Closing Date. AI agrees that during the term of this license the Systems and Software Products listed on Schedule 1 and sold by AI shall meet the quality assurance standards established by Vysis (set forth on Exhibit E) for the particular Vysis' Systems
                                   ---------
and Software Product, including the performance specifications for use with Vysis' DNA probes. Vysis warrants that its current revisions of QUIPS software currently and consistently meet such standards as of the Closing Date.

          (e) The grant of the license in Section 7.1(a) is subject to Vysis' retained worldwide, royalty-free, transferable right to make, have made, use, export, import, offer to sell, sell, distribute and have distributed, copy, modify, assemble, disassemble, translate, compile, decompile and make derivatives of the software, any derivative thereof or any portion thereof embodied in the Systems and Software Products listed on Schedule 1 and of any Vysis technical information related thereto: [*]

          (f) The grant of the license in Section 7.1(b) is subject to Vysis' retained worldwide, royalty-free, transferable right to make, have made, use, export, import, offer to sell, sell, distribute and have distributed, copy and make derivatives of any Books and Records and any of such advertising materials and brochures, customer lists and addresses, sales and technical service records in its retained businesses.

          (g) The grant of the license in Section 7.1(c) is subject to Vysis' retained worldwide, royalty-free, transferable right to use the SpectraVysion trademark on (i) any reagent product sold or distributed for consideration in any field of use, and (ii) any software or instrumentation product using any of Vysis' retained rights in Section 7.1(d).

          (h) Vysis shall be entitled to sublicense any of its retained rights under Sections 7.1(e), (f) and (g), unless otherwise indicated to the contrary herein.

     7.2  Limitations.

          (a) The licenses granted from Vysis to AI in Section 7.1 are limited to the rights expressly granted therein and do not include: (i) any technical information relating to any reagent product or to any digital imaging and analysis software not listed on Schedule 1 or (ii) a license to any other Vysis Intellectual Property Rights not being sold or expressly licensed to AI hereunder.

          (b) This Agreement shall not be construed as creating any restriction upon Vysis' research, development, clinical trials, marketing, sale and collaborative efforts for any reagent product.

          (c) AI acknowledges that certain software licensed to AI in Section
7.1 is co-owned by Vysis and Digital Scientific, Ltd. and that beginning January 1, 2000, Digital Scientific will have the right to exploit commercially its rights in such software, including the grant of licenses.

     7.3 Covenant Not to Sue. Subject to the terms and conditions in this Agreement, Vysis hereby agrees not to assert any claim or bring any suit, now or in the future, against AI on the basis that its sale of the Systems and Software Products listed in Schedule 1 or AI's instrumentation products as presently configured infringes, contributorily infringes, or induces the infringement of any patent owned or controlled by Vysis, provided that this covenant shall not extend to any patent right licensed to AI under its CGH license agreement with Vysis effective January 1, 1998.

ARTICLE 8 COVENANTS WITH RESPECT TO MANUFACTURING

     8.1 Training. Within thirty (30) days of the Closing Date, Vysis shall provide, at its sole cost and expense, for up to three (3) employees of AI designated by AI, on-site manufacturing

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

training at Vysis' Downers Grove site. AI shall bear all expenses of its employees in connection with such on-site training.

     8.2 Manufacturing. For the period from the Closing Date through September 30, 1999, Vysis agrees that, if requested to do so by AI, it will manufacture in a timely manner, and sell to AI at Vysis' standard cost, which AI will pay within thirty (30) days of receipt of an invoice therefor, any of the Systems and Software Products listed on Schedule 1.

     8.3  [*]

          (a) Vysis agrees to complete the development of its [*] product in accordance with its existing procedures for completion and release of a product for sale. This development will be of the product as specified in Vysis' existing marketing essential characteristics ("MEC") without change in the MEC. The [*] detailed MEC product specifications and project schedule for completion are attached as Exhibit F. Vysis, will use its best efforts and resources for
                ---------
completion of the product according to the schedule shown in Exhibit F.  In the
                                                             ---------
event the [*] product is not completed according to schedule, (i) Vysis shall continue to devote no less than the level of resources, on a best efforts basis, as had previously been devoted to completion of the product pursuant to the schedule in Exhibit F, and (ii) AI shall have the right, on the scheduled twelve
            ---------
(12) month payment date pursuant to Section 3.1(a) of this Agreement, without regard to adjustments as provided for below, to request copies of all source code, all systems specifications and documentation complete as of the date of request, which request shall be fulfilled within ten (10) days of such request, and AI shall have the unrestricted right to commercially or otherwise utilize such source code, specifications and documentation, provided however, that any modification of such code by AI shall have no affect on the finished [*] product to be delivered by Vysis to AI. In the event the [*] product is not delivered by December 31, 1999, then AI's one year anniversary and eighteen month anniversary payments under Section 3.1(a) shall be delayed one day for each day the final [*] product completion and delivery are delayed past December 31, 1999. Any delay in payments under Section 3.1(a) due to this provision shall be on an interest-free basis and shall in no way affect the validity of any license or be the basis for termination of any license granted to AI under this Agreement. Completion of the [*] product shall be that the MECs have been fulfilled as measured by the criteria attached hereto as Exhibit F which will
                                                         ---------
include at least one customer beta site test. All expenses of the [*] product development will be the responsibility of Vysis. To facilitate and complete the transfer of the [*] product pursuant to this Agreement, Vysis shall make available during the thirty (30) day period following delivery of the [*] product, the research and development staff associated with the development of the Vysis [*] project for the training of AI staff for up to ten (10) days' intensive training, the cost of which shall be borne by AI.

          (b) AI shall have the right to review the MEC and to request changes in the MEC, but AI will be responsible for any additional development expense resulting from such changes, as determined by Vysis provided that Vysis shall not be penalized for any delay in the [*] delivery schedule incident to any such requested change by AI.

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

     8.4  Access to Research Records and Technical Information.

          (a) Vysis will make its U.S. based personnel with knowledge of its research efforts in the Business available at Vysis' Downers Grove facility to AI as reasonably requested by AI on at least 48 hours' notice, to assist AI in the transition of the Business. This access shall not unduly interfere with Vysis' ongoing research and development in its retained businesses and the [*] development.

          (b) For sixty (60) days after the Closing Date, Vysis will provide reasonable access during normal business hours at Vysis' Downers Grove facility to AI to review and copy at AI's expense any of the research records, including computer records, of Vysis' software development group that relate to the Systems and Software Products listed on Schedule 1. This access shall not unduly interfere with Vysis' ongoing research and development in its retained businesses and the [*] development.

     8.5 Contracts, Licenses and Service Agreements. Vysis hereby assigns to AI all its right and interest in and to all Contracts, Licenses and Service Agreements listed on Schedules 2, 4 and 5, respectively. AI and Vysis shall cooperate in notifying the other party to such Contracts, Licenses and Service Agreements and to secure any consents necessary to effectuate the assignment.

     8.6  Assumption of Contract Obligations.

          (a) AI hereby assumes all Vysis' obligations under the Contracts, Licenses and Service Agreements, copies of which have been provided to AI.

          (b) AI hereby assumes all Vysis warranty obligations for the Systems and Software Product installations listed on Schedule 9, attached and incorporated herein, that are to be performed subsequent to the Closing Date.

          (c) A list of all warranty and service contracts and obligations being assumed hereunder is attached on Schedule 11.

          (d) Vysis shall be responsible for System and Software Product returns for sales made by Vysis before the Closing Date for a period of ninety (90) days' post closing with AI responsible thereafter, and AI shall be responsible for System and Software Product returns for sales made by AI after the Closing Date.

     8.7 Employment. In order to facilitate a smooth transfer of the Business and to further the purposes of this Section 8.7 and this Agreement, Vysis shall use its best efforts to encourage and promote the acceptance of any offers made by AI to Vysis employees pursuant to this Agreement. For a period of 24 months after the Closing, Vysis agrees that it shall not directly or indirectly solicit, induce, recruit, or encourage any of its former employees (whether AI employees or otherwise) to leave their employment either for employment at Vysis or at another person or entity, except for those persons involved in the research and development of the Business.

          (a) In connection with the transfer of the Business, AI shall have the right to solicit the research (2 U.S.), technical service (2 U.S. and 4 Europe), and sales (1 U.S.) employees of

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                                      -15-

Vysis who are identified on Schedule 11 attached hereto. AI agrees to consider such employees for employment and to make any offers of employment within sixty
(60) days of the Closing Date. Vysis agrees that the employees listed on
Schedule 11 may be employed by and provide services to AI; provided, that Vysis will continue to enforce the proprietary, confidentiality and similar provisions in any agreements with such employees to the extent such enforcement relates to information not used in the Business as of the Closing Date. The human resources departments of the parties will cooperate in the hiring of any such employee by AI. In regards to the employment offers which AI will make to the four members of Vysis' Europe based technical service employees, in the event that one or more such offers are not accepted, Vysis, at AI's request, shall continue the employment of such employee(s) for the benefit of AI and at AI's expense, for a period of up to six months beyond the sixty day anniversary of the Closing. In regards to the employment offers which AI will make to the two U.S. based research employees, in the event that one or more such offers are not accepted, Vysis, at AI's request, shall continue the employment of such employee(s) for the benefit of AI and at AI's expense, for a period of up to four months beyond the delivery of the [*] product.

          (b) The hiring of employees of Vysis shall be at the sole discretion of AI, and AI shall have no obligation to make offers of employment to any person. As between the parties, all rights to accrued vacation, to any severance payments and to all other rights of employees of Vysis created upon the termination of their employment with Vysis shall remain the sole responsibility of Vysis. AI agrees that it shall treat the years of service with Vysis of any Vysis employee hired by AI as years of service with AI for purposes of calculating vacation and other employee benefits of AI.

ARTICLE 9 GENERAL COVENANTS

     9.1 Access and Rights of Inspection. For thirty (30) days after the Closing Date, Vysis will allow AI and its counsel, accountants, consultants and other representatives reasonable access, during normal business hours and so as not to unreasonably interfere with the business operations of Vysis, to all properties, Contracts, books and records, including technical service records used in or relating to Vysis' operation of the Business.

     9.2 Further Assurances. Both before and after the Closing, each party hereto agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intents of this Agreement. Without limiting the foregoing, AI agrees that it will, both prior to and after the Closing, without demanding or receiving any further consideration, at the request of Vysis, perform any and all legal acts, including the execution and acknowledgment of instruments, that may be or become necessary or convenient for effectuating the assignment of any property assigned hereunder.

     9.3 Claims Handling. Vysis and AI agree to cooperate concerning the handling of any claims, tax, government reporting, government investigation or litigation matters arising after the Closing Date and relating to the Business.

     9.4 [*] Vysis and AI will review AI's [*] product line for possible distribution by Vysis of the [*] products as part of Vysis' reagent business. Any such possible distribution will be pursuant to a

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                                     -16-
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written product distribution agreement to be negotiated between the Parties and entered into separately from this Agreement.

     9.5  Confidentiality Regarding Information of Business.

          (a) Vysis agrees that, after the Closing, it shall not disclose to any person or entity not employed by, or not engaged to render services to, Vysis, any trade secrets, financial data, operational methods, customer lists, marketing and sales information or other proprietary information relating to the Business, except in conjunction with the operation of its retained businesses or its retained rights under Section 7.1 and under the conditions used by Vysis to protect its own business information and except for purposes of SEC filings.

          (b) AI agrees that, after the Closing, it shall not disclose to any person or entity not employed by, or not engaged to render services to, AI, any trade secrets, financial data, operational methods, customer lists, marketing and sales information or other proprietary information relating to the Business, except in conjunction with the operation of Business or exercise of its rights under Section 7.1 and under the conditions used by AI to protect its own business information and except for purposes of SEC filings.

     9.6  Covenant Not to Compete.

          (a) In connection with the transfer of the Business to AI, for the period from the Closing Date until the fifth anniversary of the Closing Date, Vysis will not compete with AI anywhere in the world in the marketing and sale of stand-alone cytological digital imaging systems in the Cytogenetics and the Pathology Fields; provided that Vysis': [*]

          (b) AI acknowledges that this non-compete covenant shall not be construed as violated by any research and development activities of Vysis either internal or with third party collaborators. AI further acknowledges that this non-compete covenant shall not be construed as violated by Vysis' performance of its agreement with Digital Scientific, including any contractually required transfer of source code to Digital. Section 9.1 shall not preclude Vysis from holding, as a passive investment, not more than five percent (5%) of any class of securities, which class is publicly traded on a U.S. securities exchange or the Nasdaq National Market, of any corporation, partnership, business or other entity with operations directly competitive with AI.

     9.7 Compatibility of Reagents. AI agrees to use reasonable commercial efforts, within 60 to 90 days before product launch if possible, to provide Vysis with information related to modifications of the products listed in
Schedule 1 for Vysis' internal use to ensure compatibility of its reagents with such products, including three copies of any software developed by AI for Vysis' use in its reagent research.

ARTICLE 10 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ARBITRATION

     10.1 Indemnification by Vysis. Vysis shall indemnify and hold harmless AI and its Affiliates against any and all claims (including product liability and personal injury claims), demands, actions, proceedings, liabilities, losses, damages, costs and expenses, including, without

[*]-CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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

limitation, reasonable expert witness and attorneys' fees and costs which may be asserted against or incurred by AI or its Affiliates, arising out of or related to (a) any claim or suit by a third party which is based upon a breach of any of the representations or warranties made by Vysis in Article 4, (b) any claim or suit which is based upon the conduct of the Business before the Closing Date (except for liabilities expressly assumed by AI hereunder and set forth as Assumed Liabilities in Schedule 9 hereto), and (c) any breach by Vysis of its obligations or covenants hereunder.

     10.2 Indemnification by AI. AI shall indemnify and hold harmless Vysis and its Affiliates against any and all claims (including product liability and personal injury claims), demands, actions, proceedings, liabilities, losses, damages, costs and expenses, including, without limitation, reasonable expert witness and attorneys' fees and costs which may be asserted against or incurred by Vysis or its Affiliates, arising out of or related to (a) any claim or suit by a third party which is based upon a breach of any of the representations or warranties made by AI in Article 5, (b) any claim or suit by a third party which is based upon the conduct of the Business after the Closing Date, and (c) any breach by AI of its obligations or covenants hereunder.

     10.3 Procedure. The indemnified party will: (a) promptly notify the indemnifying party of any claim, suit or proceeding for which defense or indemnity is claimed; (b) cooperate reasonably with the indemnifying party at the latter's expense; and (c) allow the indemnifying party to control the defense or settlement thereof, provided, however, that the indemnifying party may not consent to entry of any judgment or enter into any settlement without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed), unless such judgment or settlement provides solely for money damages or other money payments which the indemnifying party actually pays on behalf of the indemnified party and includes as an unconditional term thereof a release of the indemnified party from all liability in respect of the claim, suit or proceeding giving rise to the claim for indemnification. The indemnified party will have the right to participate in any defense of a claim and/or to be represented by counsel of its own choosing at its own expense.

     10.4 Indemnity Limit. Vysis' obligation to indemnify AI, and AI's obligation to indemnify Vysis hereunder, shall each not exceed a total expenditure, for any and all claims, demands, actions, proceedings, liabilities, losses, damages, costs and expenses, of [*], except for claims, demands, actions, proceedings, liabilities, losses, damages, costs and expenditures which are the result of fraud or intentional non-disclosure on the part of Vysis are not subject to any dollar limitation on Vysis' obligation to indemnify AI hereunder. For any and all claims, demands, actions, proceedings, liabilities, losses, damages, costs and expenses incurred by AI in matters related to the establishment, preservation, or defense of title to the Assets transferred or licensed under this Agreement, Vysis' obligation to indemnify AI shall be limited to [*].

     10.5 Disclaimer. Except as expressly set out in this Agreement and except for any warranties implied by law, Vysis makes no additional warranties or guarantees. Vysis makes no warranty or guarantee to AI concerning the accuracy of any business or research records provided to AI pursuant to the terms of this Agreement.

       [*]-CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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

     10.6 Survival of Warranties. Any claim for indemnification hereunder, except for claims based on fraud or intentional non-disclosure by Vysis, must be made on or prior to December 31, 2000. Any claim not noticed by December 31, 2000, shall be irrevocably waived and released.

     10.7 Limitation of Liability. IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHERS FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT FOR INSTANCES INVOLVING FRAUD AND INTENTIONAL NON-DISCLOSURE, AND EXCEPT WHERE SUCH IS ALLEGED BY A THIRD PARTY CLAIMANT FOR WHICH ONE OF THE PARTIES HERETO IS ENTITLED TO INDEMNIFICATION HEREUNDER.

ARTICLE 11 MISCELLANEOUS

     11.1 Successors; Assignability. Either party may assign its rights hereunder without the consent of the other party. This Agreement shall inure to the benefit of and be binding upon the executors, administrators, successors and permitted assigns of the parties hereto.

     11.2 Costs and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, Vysis will pay its own expenses, and AI will pay its own expenses, in connection with the negotiation, execution, delivery and performance of this Agreement, including without limitation the expenses of their respective counsel, accountants and other experts.

     11.3 Other Agreements Superseded; Waiver and Modification, Etc. This Agreement supersedes all prior agreements or understandings, written or oral, between the parties relating to the subject matter hereof, and incorporates the entire understanding of the parties with respect to such subject matter. This Agreement may be amended, supplemented or waived only by a written instrument signed by an authorized representative of both parties. The parties expressly acknowledge and agree that, except for the licenses expressly granted AI in
Section 7.1 and the assignment of Intellectual Property Rights pursuant to
Section 3.4, no other rights of any kind to the Intellectual Property Rights owned by Vysis or its third-party licensors (including, without limitation, implied licenses) are granted to AI under this Agreement, except those rights that accompany the Acquired Assets. AI hereby expressly disclaims any implied licenses under any patents held by Vysis and/or its licensor, The Regents of the University of California.

     11.4 Overdue Payments. Any amount payable under this Agreement which is not paid when due shall bear interest at the lower of (a) an annual rate of 18% and
(b) the highest rate allowed by law.

     11.5 Notices. Any notice under or relating to this Agreement shall be given in writing and shall be deemed sufficiently given and served for all purposes
(a) when personally delivered or transmitted by facsimile, or (b) two (2) business days after a writing is deposited in the United States mail, first class postage or other charges prepaid and registered, addressed as follows:

          (a)  If to Vysis:

               3100 Woodcreek Drive
               Downers Grove, Illinois 60515
               Attention: President & CEO
               Facsimile: (630) 271-7078

          (b)  If to AI:

               2380 Walsh Avenue, Building B
               Santa Clara, California
               Attention: President & CEO
               Facsimile: (408) 562-0264

     11.6 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the parties to it and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge any obligation of any third Person to any party hereto or give any third Person any right of subrogation or action over against any party hereto.

     11.7 Governing Law; Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

     11.8 Fair Construction/Difference in Facts. This Agreement has been negotiated and prepared jointly by both parties and shall not be construed for or against any party but shall be given a fair and reasonable construction in accordance with the intention of the parties.

     11.9 Captions, References, Date. The Article and Section headings in this Agreement are provided for convenient reference only and are not to be considered in the interpretation of this Agreement. All references herein to Article, Section, Schedule, etc. refer to the designated Article, Section, Schedule, etc. of this Agreement.

     11.10 Severability. In the event that any of the provisions contained in this Agreement shall, for any reason, be declared or held to be unreasonable, unlawful, unenforceable or otherwise invalid in any respect, such term or provision shall be deemed modified to the extent necessary to make it enforceable, and in no event shall such declaration or holding affect the validity of any other provision of this Agreement, all of which provisions shall continue in effect in accordance with their terms.

     11.11 Counterparts. This Agreement may be executed in any number of counterparts or using separate signature pages. Each such executed counterpart and each counterpart to which such signature pages are attached will be deemed to be an original instrument, and all such counterparts together will constitute one and the same instrument.

     11.12 Recovery of Litigation Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

     11.13 Relationship of the Parties. Both parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute Vysis and AI as partners or joint ventures with respect to the subject matter of this Agreement. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any other contract, agreement or undertaking with any third party.

     11.14 Brokerage. Each party represents and warrants to the other that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement and, insofar as each party knows, no broker, finder or other Person is entitled to any brokerage commission or finder's fee in connection with any of such transactions. Each party agrees to indemnify and hold harmless the other from and against any loss or damage incurred by reason of any other brokerage commission or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying party.

     11.15  Publicity.

            (a) Upon the Closing, Vysis and AI each shall issue the press announcement attached as Exhibit G hereto.
                         ---------

            (b) Vysis and AI may each be required to attach this Agreement as an exhibit to documents required to be filed with the Securities Exchange Commission pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended. Vysis and AI shall cooperate in determining whether confidential treatment should be sought for all or any part of such filings, and, if it is agreed that confidential treatment should be sought, each party shall use reasonable best efforts to secure such confidential treatment.

            (c) The Parties will cooperate on any other announcement where the name of the other Party is used in a way not expressly authorized under this Agreement.

     11.16 Arbitration. Any claim arising out of or related to this Agreement shall be finally settled by arbitration in the County of Denver, Colorado in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association; and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted by an arbitrator chosen by mutual agreement of AI and Vysis. Failing such agreement, the arbitration shall be conducted by three independent arbitrators, none of whom shall have any competitive interests with AI or Vysis. AI shall choose one such arbitrator, Vysis shall choose one such arbitrator, and such two arbitrators shall mutually select a third arbitrator. Any decision of two such arbitrators shall be binding on AI and Vysis. Each party shall pay its own costs and expenses (including counsel fees) of any such arbitration except that the arbitrator must compel the non-prevailing party to pay all of the prevailing party's costs and expenses.

     11.17 Sole Remedy. Except for the rights of the Parties to injunctive relief for violations of Sections 9.5 and 9.6 the indemnification provided in
Section 10 hereof (subject to the limitations contained therein) shall be the sole and exclusive remedy for any and all matters arising out of, or related to, this Agreement.

                  (remainder of page left blank intentionally)

     IN WITNESS WHEREOF, the parties hereto have executed this Asset Transfer Agreement to be effective as of the date first written above:

                                    VYSIS, INC.

                                    By:

                                    /s/ R. Williams
                                    Name:  Richard Williams
                                    Title: Co-Chairman

                                    APPLIED IMAGING CORP.

                                    By:

                                    /s/ J. Goldstein
                                    Name:  Jack Goldstein
                                    Title:  President & CEO

                                      -23-